Execution Version

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into effective as of the 7th day of March, 2005, by and between SCAN-OPTICS, INC., a Delaware corporation with its principal office in Manchester, Connecticut (the "Corporation"), and Paul Yantus (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Corporation desires to employ the Executive and to be assured of its rights to his services in an executive capacity on the terms and conditions hereinafter set forth, and the Executive is willing to accept such employment;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         1.       Employment.

                  The Corporation hereby employs the Executive as its Chief Operating Officer and in such other executive capacities may from time to time be designated by the Corporation, and the Executive accepts such employment and agrees to serve in such capacities upon the terms and conditions hereinafter set forth.

         2.       At-Will Employment.

                  The Executive shall serve as an at-will employee.

         3.       Compensation and Benefits.

                  As compensation for the services to be rendered by the Executive hereunder:

                  (a) The Corporation shall pay to the Executive a base salary of Two Hundred Twenty Five Thousand Dollars (US$225,000) per year or such higher amount as the Corporation may determine (the "Base Salary"), payable on the Corporation's regular payroll schedule.

                  (b) For calendar year 2005, the Executive shall be eligible for a minimum bonus in an amount equal to 30 percent of the Executive's Base Salary upon achievement of certain benchmarks to be determined by the Stock Options and Executive Compensation Committee of the Board of Directors, which benchmarks shall be established not later than June 30, 2005.

                  (c) The Corporation shall pay the Executive an automobile allowance of $600 per month.

                  (d) The Corporation shall reimburse the Executive for reasonable and necessary relocation, travel and temporary living expenses up to a maximum of $50,000, upon timely submission of valid proof of such expenses, provided, however, that the Corporation shall not reimburse for any relocation expenses incurred after July 31, 2006.

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                  (e) The Executive shall be entitled to participate in the
Corporation's health and welfare benefits with coverage effective as of the date of this Agreement that are generally available to the Corporation's executive employees and subject to the terms and conditions of any health or welfare benefit plans.

         4.       Expense Reimbursement.

                  The Corporation shall reimburse the Executive for reasonable and necessary business expenses incurred in the course of performing his duties, upon the Executive's timely submission of valid proof of such expenses, except that the Executive shall not seek or receive reimbursement for any business expense exceeding $500 that has not been approved in advance by the Chief Executive Officer of the Corporation.

         5.       Vacation.

                  The Executive shall be entitled each calendar year to four (4) weeks of vacation, pro-rated for any partial year.

         6.       Confidential Information.

                  The Executive understands that in the course of his employment by the Corporation, the Executive will receive certain trade secrets, lists of customers and other confidential information concerning the business of the Corporation (the "Confidential Information"), which the Corporation desires to protect. The Executive agrees that he will not, at any time during or after his employment by the Corporation, divulge to anyone outside the Corporation or use for his own benefit any Confidential Information of the Corporation, including but not limited to the management methods, operating techniques, customer lists, costs, technology, know-how, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, collection procedures and non-public financial reports of the Corporation. The Executive further agrees not to use any such Confidential Information in competing with the Corporation at any time during or after his employment by the Corporation. Confidential Information shall not include information that (i) is or becomes publicly known through no wrongful act of the Executive; (ii) was within the Executive's possession prior to its being obtained by the Executive in the course of the Executive's employment with the Corporation; (iii) is approved for release by written authorization of the Corporation; or (iv) the Executive is required to disclose by law.

         7.       Inventions and Discoveries.

                  (a) The Executive agrees that all inventions patentable or otherwise, trade secrets, discoveries, improvements and ideas which relate to the products or services of the Corporation (hereinafter collectively called "developments"), which he, alone or jointly with others, may conceive, make, develop, or acquire during the period of his employment by the Corporation (whether or not pursuant to this Agreement) shall be the sole property of the Corporation.

                  (b) The Executive shall promptly and fully disclose all such developments to the Board of Directors of the Corporation or to such persons as the Board of Directors may designate, and such developments shall thereafter be deemed Confidential Information of the Corporation. The Executive, at any time upon the request of the Corporation, whether or not then in the Corporation's employ, shall execute, acknowledge and deliver to the Corporation at


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the Corporation's cost and expense all instruments which the Corporation shall reasonably prepare, give evidence and do all other things which are reasonably necessary and desirable to enable the Corporation to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights in all countries covering such developments. The Executive shall not contest, or take any action which might impair, the issuance, validity or scope of any of the foregoing.

                  (c) The Executive acknowledges that he shall not be entitled to any further consideration or remuneration for the performance of his obligations under this Section 7.

         8.       Covenants Not to Compete.

                  (a) The Executive covenants and agrees that, while he is employed by the Corporation and during the Restricted Period (as hereinafter defined), the Executive will not:

                         (i) directly or indirectly in any manner or under any
circumstances or conditions whatsoever be or become interested, as an individual, partner, principal, agent, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as an owner of not more than five percent (5%) of the voting or other equity stock of a public corporation, in any other business activities in competition with the business of the Corporation within the United States of America, Canada and the other countries and jurisdictions in which the Corporation conducts its business at the time of termination of the Executive's employment;

                         (ii) directly or indirectly establish, conduct, assist,
or lend his name to any business organization which is then competing or attempting to compete with any line of business engaged in by the Corporation at the time of termination of the Executive's employment in the geographic area described in Section 8(a)(i) above; or

                         (iii) directly or indirectly request, induce or
otherwise solicit or attempt to influence any employee of the Corporation to leave such employment.

                  (b) As used in this Agreement, "Restricted Period" shall mean a period beginning with the Executive's termination of employment with the Corporation and lasting in duration for a period of months equal to the number of months the Executive is employed by the Corporation under this Agreement; provided, however, that in no event shall the Restricted Period exceed 12 months.

                  (c) The parties believe that the restrictive covenants of this
Section 8 are reasonable. However, if at any time it shall be determined by any court of competent jurisdiction that this Section 8 or any portion of it, as written, is unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.

                  (d) Nothing contained in this Section 8 shall prevent the Executive from continuing his ownership interest in Espire Marketing, Inc., or any successor thereto or purchaser of the assets thereof.


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         9.       Remedies.

                  The Executive hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that the Corporation in enforcing the covenants contained in Sections 6, 7, and 8, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled to apply to any court of equity having jurisdiction for injunctive relief restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in Section 6, 7, and 8.

         10.      Termination of Employment.

                  (a) Upon Death or Disability. The Executive's employment under this Agreement shall terminate upon the death or disability (as hereinafter defined) of the Executive. For purposes hereof, the Executive shall be deemed disabled if his physical and/or mental condition medically is such that he personally is unable to perform those duties he would otherwise be expected to continue to perform as Chief Operating Officer of the Corporation and his nonperformance of such duties can reasonably be expected to continue or does continue for not less than three consecutive months. The final decision as to the existence of a disability hereunder shall be made by the Board of Directors of the Corporation after consultation with the Executive's physician.

                  (b) By the Corporation for Cause. The Corporation may terminate the Executive's employment upon written notice for Cause, which is defined as the Executive having (i) breached his material obligations under this Agreement; (ii) neglected or refused to attend to the material duties of his position; (iii) engaged in willful or reckless misconduct or gross negligence in the performance of his duties under this Agreement; (iv) misappropriated any property of, or committed fraud or embezzlement against, the Corporation or any of its subsidiaries; or (v) been convicted of any crime involving moral turpitude; provided, however, that the Executive shall be given written notice of the reason for such termination by the Corporation and, if such termination is pursuant to Section 10(b)(i) or (ii), shall be afforded a reasonable opportunity (not to exceed ten (10) business days) to cure such failure.

                  (c) By the Corporation without Cause. The Corporation in its sole discretion may, upon thirty (30) days' written notice to the Executive, terminate the Executive's employment under this Agreement for any reason not specified in Section 10(b) or for no reason at all.

                  (d) By the Executive for Good Reason. The Executive may terminate his employment upon written notice to the Corporation for Good Reason, which is defined as the Corporation having (i) breached its material obligations under this Agreement; (ii) materially reduced in nature or scope the Executive's responsibilities or duties from those customarily associated with the position of Chief Operating Officer; or (iii) a move of the Corporation's principal offices to a location that would require the Executive to relocate his residence outside the Hartford, CT, area (after his relocation thereto); provided, however, that the Corporation shall be given written notice of the reason for such termination by the Executive and, if such termination is pursuant to
Section 10(d)(i) or (ii), the Corporation shall be afforded a reasonable opportunity (not to exceed ten (10) business days) to cure such failure.

                  (e) By the Executive without Good Reason. The Executive may, upon thirty (30) days' written notice to the Corporation, voluntarily terminate his employment under this Agreement for any reason not specified in Section 10(d) or for no reason at all.


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                  (f) Severance Pay. If the Executive's employment is terminated pursuant to Section 10(c) or 10(d) at any time, then the Corporation shall pay the Executive severance pay in an amount equal to one month of the Executive's then current Base Salary for each month the Executive was employed by the Corporation, up to an aggregate amount equal to the Executive's then current annual Base Salary and the Executive shall also be entitled to continue his participation in the Company's health and welfare benefit plans (including any life or disability insurance plans) at the Corporation's cost during the Restricted Period, provided that the Executive signs a severance agreement that contains a release and waiver of all legal claims against the Corporation (other than waiving any right to indemnification from the Corporation that the Executive may have in respect to third party claims) and other reasonable and customary provisions. Any severance pay shall be paid on the Corporation's regular payroll schedule.

         11.      Withholding of Taxes.

         The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Corporation is required to withhold pursuant to any law or government regulation or ruling.

         12.      Stock Grant.

         Upon execution of this Agreement by the Executive, the Chief Executive Officer of the Corporation will recommend to the Stock Options and Executive Compensation Committee that it approve a grant of 20,000 shares of the Corporation's stock, which shares shall vest, if at all, during the term of Executive's employment as follows: 1/3 on September 1, 2005, 1/3 on September 1, 2006 and 1/3 on September 1, 2007, which shares may be subject to other restrictions as determined by the Stock Options and Executive Compensation Committee at the time of grant.

         13.      Successors and Binding Agreement.

         (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Corporation and any successor to the Corporation, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Corporation whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor will thereafter be deemed the "Corporation" for the purposes of this Agreement), but will not otherwise be assignable, transferable, or delegable by the Corporation.

         (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

         (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 13(a) and 13(b). Without limiting the


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generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(c), the Corporation will have no liability to pay any amount so attempted to be assigned, transferred, or delegated.

         14.      Notice.

                  Any notice permitted or required under this Agreement shall be deemed to have been given three (3) days after written notice is sent by registered mail or one (1) day after written notice is sent by overnight "Express Mail" or overnight courier service, addressed as follows: (a) if to the Corporation, at 169 Progress Drive, Manchester, Connecticut 06040-2294,
Attention: Corporate Secretary; and (b) if to the Executive, at 620 Appoline Court, Rochester, Michigan 48307. Any party may, in accordance with the provisions of this Section, give written notice of change of address, in which event all such notices shall be given as above provided at such changed address, except that notices of changes of address will be effective only upon receipt.

         15.      Arbitration.

                  Any dispute that may arise between the parties hereunder, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, shall be submitted to binding arbitration in Hartford, Connecticut in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association; provided that any such dispute shall first be submitted to the Corporation's Board of Directors in an effort to resolve such dispute without resort to arbitration.

         16.      Entire Agreement.

                  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements between them relating thereto. The parties agree that no other promises or inducement have been made unless contained in writing and attached hereto or incorporated by reference. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto. Failure by any party to exercise any right or privilege granted by this Agreement or to insist upon full performance of all obligations or duties hereunder shall not be construed as a waiver of any such rights, privileges, obligations or duties or as the creation of any custom contrary thereto.

         17.      Applicable Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements executed and to be performed in such State, without giving effect to the principles of conflicts of laws of such State, to the extent not preempted by applicable federal law.

         18.      Validity.

                  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be


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affected, and the provision so held to be invalid, unenforceable, or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid, or legal.

         19.      Counterparts.

                  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                            SCAN-OPTICS, INC.


ATTEST: __________________________          By: __________________________
        Corporate Secretary                          James Mavel
                                                     Chief Executive Officer



WITNESS: __________________________
         Name:                              ------------------------------------
                                                     Paul Yantus


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